John Hancock Life Insurance Company (U.S.A.)
Bond and Corporate Finance Group
and
Hancock Capital Investment Management, LLC

Proxy Voting Policy

John Hancock Life Insurance Company U.S.A. (“JH USA”) Bond and Corporate Finance Group ("BCF”) is, among other things, an investment manager. In this capacity, BCF manages primarily institutional fixed income securities portfolios for JH USA, its affiliates, certain of its and their insurance company separate accounts, and potentially certain other entities. Hancock Capital Investment Management LLC (“HCIM”) manages the assets of clients (its "Clients") for purposes of the Investment Advisers Act of 1940 (the "Advisers Act"). As fixed income managers, BCF and HCIM seldom are called upon to vote equity securities on behalf of any of their managed accounts. When BCF and HCIM do vote equity securities, it is often in the context of extra-judicial workouts and reorganizations of subject companies, or with respect to a mezzanine investment in which the vote may affect the value of related fixed income investments.

This policy applies in those instances in which BCF or HCIM is granted the discretion to vote proxies for a managed account and an equity security needs to be voted.

I. General Principles

In order to set a framework within which proxy questions should be considered and voted, the following general principles should be applied:

1. The discretion to vote proxies for a Client's account or for any account governed by the Employee Retirement Income Security Act of 1974 ("ERISA") should be exercised keeping in mind BCF’s and/or HCIM's fiduciary duty to use its best efforts to preserve or enhance the value of such account. We should vote on proxy questions with the goal of fostering the interests of the account owner or Client (or the participants and beneficiaries in the case of an ERISA account).

2. Proxy questions should be considered within the individual circumstances of the subject company. It is possible that individual circumstances might mean that a given proxy question could be voted differently than what is generally done in other cases.

3. If a proxy question clearly has the capability of affecting the economic value of the subject company’s equity securities, the question should be voted in a way that attempts to preserve, or give the opportunity for enhancement of, the economic value of those securities.

4. In certain circumstances, even though a proposal might appear to be beneficial or detrimental in the short term, our analysis will conclude that over the long term greater value may be realized by voting in a different manner.

5. It is our policy that when we are given authority to vote proxies for any account, we must have full discretion and authority to vote all proxies for that account. We do not accept partial voting authority nor do we accept instructions from others on how to vote on specific issues. Clients may wish to retain proxy voting authority and vote their own proxies if necessary to satisfy particular social, environmental or other goals.

Since in general the proxy voting will arise in connection with the individual circumstances of subject companies (workouts, mezzanine investments, etc.), BCF and HCIM typically will not know in advance how they will vote. For routine matters BCF and HCIM would expect to vote in accordance with the position of the subject company’s management. For all other matters, BCF and HCIM would decide how to vote on a case-by-case basis considering the relevant circumstances of the subject company.

Clients may obtain a record of how we voted the proxies for their accounts by contacting Investment Compliance by sending an email to bcfcomplianceoffice@jhancock.com.

II. Process

The analysts in BCF, who also provide services to HCIM under a services agreement (“Analysts”), are responsible for performing research on the companies in which our managed accounts invest. The same Analysts are responsible for making recommendations or decisions regarding proxy voting, as they are the most familiar with company-specific issues. Portfolio managers also may provide input when appropriate. Proxy voting mechanics are the responsibility of the Analysts. Any proxy voted in accordance with this policy may be executed or directed to be executed by a Director or above.

It is our policy to vote all proxies received on behalf of HCIM’s Client accounts, BCF’s separate account clients and accounts governed by ERISA, except in unusual circumstances. We may abstain from voting a proxy if we conclude that the effect on the account holder's economic interests or the value of the portfolio holding is indeterminable or insignificant. We also may abstain from voting a proxy for cost reasons (e.g., costs associated with voting proxies of non-U.S. securities). In accordance with any applicable fiduciary duties, we would weigh the costs and benefits of voting proxy proposals relating to foreign securities and make an informed decision with respect to whether voting a given proxy proposal is prudent. Our decision would consider the expected effect that such vote, either by itself or together with other votes, would have on the value of the account holder's investment and whether this expected effect would outweigh the cost of voting.

We will maintain the records required to be maintained by us with respect to proxies in accordance with the requirements of the Advisers Act and, with respect to any registered investment company Clients, the Investment Company Act of 1940. These records include (a) a copy of each proxy statement received for a security held in a Client account, (b) a record of each vote cast on behalf of a Client account, (c) a copy of any document we created that was material to making a decision on how to vote proxies on behalf of a Client account or that memorializes the basis for that decision and (d) a copy of each written Client request for information on how the adviser voted proxies and a copy of any written response to any written or oral Client request for information on how the adviser voted proxies on behalf of the requesting Client. We may, but need not, maintain proxy statements that we receive regarding Client securities to the extent that such proxy statements are available on the SEC’s on-line system. We may also rely upon a third party to maintain certain records required to be maintained under the Advisers Act or the Investment Company Act.

III. Conflicts of Interest

We have business relationships with various public and private institutions and may invest in the securities of certain of these institutions on behalf of our managed accounts. As noted above, we invest principally in fixed income securities with respect to which proxies are not required to be voted. In cases in which we are granted the discretion to vote proxies by an account holder, and an equity security is held in the corresponding account with respect to which a vote is required, we are responsible for voting proxies for that security. We recognize that the potential for conflicts of interest could arise in situations where we have material business relationships1 or material personal/family relationships2 with the subject company (or with a potential acquiring or target company in the case of a takeover proxy vote). To address these potential conflicts we have established a Proxy Voting Committee (the "Committee"). The Committee consists of the BCF/HCIM Business Unit Head, a Senior Managing Director designated by the BCF/HCIM Business Unit Head and the BCF/HCIM Compliance Officer and the HCIM Chief Compliance Officer. The Committee will use reasonable efforts to determine whether a potential conflict may exist, including screening proxies against lists of companies with whom we may have a material business relationship. However, a potential conflict shall be deemed to exist only if one or more of the members of the Committee, or the Analyst responsible for voting the proxy, actually know of the potential conflict. The Committee will work with the Analyst assigned to the specific security to oversee the proxy voting process for equity securities where we believe we may have potential conflicts.

The Committee will meet to decide how to vote the proxy of any equity security in which we have identified a potential conflict. The Committee will consider the Analyst’s recommendation, make a decision on how to vote the proxy and document the Committee’s rationale for its decision.

HCIM is a wholly owned, indirect subsidiary of JH USA. JH USA is a wholly owned subsidiary of Manulife Financial Corporation ("MFC"), a public company. It is our general policy not to acquire or hold MFC stock on behalf of our managed accounts. However, in the event that one of our managed accounts were to hold MFC stock, and we were responsible for voting an MFC proxy on behalf of that account, the Committee would decide on how to vote the MFC proxy in a manner that it believes will maximize value for the account holder. The Committee will document the rationale for its decision.
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1 In determining whether we have a material business relationship with a subject company we will consider, among other things, whether the subject company is a party to any material agreement listed on MFC’s most recent Annual Information Form, attached to its 40-F filing.

[2] For this purpose, a material personal/family relationship is one that would be reasonably likely to influence how we vote proxies. To identify any such relationships, the Proxy Voting Checklist requires the disclosure of information about (i) personal and/or family relationships between BCF/HCIM personnel involved in the proxy vote (e.g., the Analyst, portfolio manager and members of the Proxy Voting Committee, as applicable) and directors or senior officers of the subject company and (ii) investments in the subject company by such BCF/HCIM personnel or their family members.

It is BCF’s and HCIM’s policy for their personnel directly involved in the proxy voting process not to accept input on proxy voting from any person not so involved. Any such input given in contravention of this policy must be reported to the Compliance Office and documented. The Committee would then decide how to vote the proxy in question and would document the rationale for its decision.

If there is controversy or uncertainty about how any particular proxy question should be voted, or if anyone directly involved in the proxy voting process believes that he or she has been pressured to vote in a certain way, he or she will consult the Committee, the BCF/HCIM Compliance Officer or the HCIM Chief Compliance Officer, as appropriate; and a decision will be made whether to refer the proxy to the Committee for voting. Final decisions on proxy voting will ultimately be made with the goal of enhancing the value of our managed accounts' investments.

December 2007
Revised April 2008
Revised June 2009
Revised June 2010
Revised November 2013